Exhibit 99.1

Lithium-Ion Battery Recycler ABTC Signs Term Sheet for $20M Non-Dilutive Debt Facility for Pre-Purchase of its Recycled Battery Metal Products

Pre-Purchase of Recycled Battery Metal Products by Energy Transition Metals Marketing and Supply Chain Platform, TechMet-Mercuria, as American Battery Technology Company Moves into the Commissioning of the First Phase of its Integrated Battery Recycling Facility

Reno, Nev., March 7, 2023 — American Battery Technology Company (ABTC) (OTCQX: ABML), an American critical battery materials company that is commercializing both its primary minerals manufacturing and secondary minerals lithium-ion battery recycling technologies, announced that it has executed a term sheet agreement with global marketing and supply chain platform TechMet-Mercuria for a $20 million non-dilutive pre-payment for the purchase of its recycled battery metal products.

ABTC has developed an integrated, first-of-kind process for the recycling of lithium-ion batteries into battery grade metals for resale into the domestic battery manufacturing supply chain to facilitate a closed-loop economy. Currently completing construction, ABTC’s first integrated recycling facility is designed to process over 20,000 MT of battery feedstock material per year.

This first facility will be commissioned in phases, and with the first phase operational, battery materials will be recycled into products including copper, aluminum, steel, a lithium intermediate, and a black mass intermediate material. Once the second phase of this integrated recycling facility is operational, this lithium intermediate will be further refined into a battery grade lithium hydroxide product, and the black mass intermediate material will be further refined into battery grade nickel, cobalt, manganese, and lithium hydroxide products.

ABTC has signed a term sheet agreement for the sale of this black mass intermediate material during the first phase of operations of this facility with TechMet-Mercuria SA, which is a joint venture incorporated in Switzerland between TechMet Limited, a private company dedicated to building world class projects that produce, process, and recycle technology metals critical to electric vehicles (EVs), and Mercuria, one of the world’s largest integrated independent energy and commodities trading companies. The terms include an upfront non-dilutive pre-payment of $20 million for this black mass intermediate material, and a marketing arrangement for the sale of this material to end use customers.

“We are excited to be entering into this pre-purchase and marketing agreement with one of the premier global metals marketing firms in the battery metals industry,” said ABTC CEO Ryan Melsert. “As we ramp operations at our first integrated lithium-ion battery recycling facility, the short-term sale of these intermediate products will be a key enabler to accelerating the implementation of the additional phases of our operations to manufacture commercial quantities of cathode grade battery metal products for domestic markets.”

“We are excited by our developing relationship with American Battery Technology Company and look forward to extending the global reach of our platform to ABTC as it develops its recycling capabilities,” said Robert Morris and Quentin Lamarche from TechMet-Mercuria.

Having executed the term sheet, ABTC and TechMet-Mercuria are now working to formalize these agreements into definitive documents in the coming weeks.

Jett Capital Advisors LLC acted as Financial Advisor to American Battery Technology Company.

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About American Battery Technology Company

American Battery Technology Company provides a key source of domestically manufactured critical battery metals to help meet the near insatiable demand from the electric vehicle, electrical grid storage, and consumer electronics industries. The company’s ESG-principled focus works to create a closed-loop circular economy for battery metals with ethical and environmentally sustainable sourcing of critical and strategic materials. Through its three divisions, lithium-ion battery recycling, primary metal extraction technologies and primary resource development, the company is uniquely positioned to supply low-cost, low-environmental impact, and domestically sourced battery metals. www.americanbatterytechnology.com.

About Mercuria Energy Trading

Established in 2004, the Mercuria group is one of the largest independent energy and commodity groups in the world, bringing efficiency to the commodity value chain with technology, expertise, and solutions. Mercuria’s business includes trading flows, strategic assets and structuring activities that generate more than $120 billion in turnover. The company has built upon a series of strategic acquisitions, including the physical commodities trading unit of JPMorgan Chase & Company, Noble Group’s US gas and power business and the Aegean Marine Petroleum Network, reorganized as Minerva Bunkering. It has become one of the most active players in the renewable markets with more than fifty percent of new investments dedicated to the energy transition. www.mercuria.com.

About TechMet

TechMet Limited is a leading technology metals investment company with a portfolio of assets that produce, process, and recycle the metals that are critical to the global energy transition and the electric vehicle revolution. Current global assets in the TechMet portfolio include vanadium processing, hard rock and brine lithium development, nickel-cobalt mining, rare earth mining, tin mining, direct lithium extraction. TechMet’s major shareholders include the U.S. International Development Finance Corporation and the global energy and commodity group Mercuria. www.techmet.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are “forward-looking statements.” Although the American Battery Technology Company’s (the “Company”) management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, interpretations or reinterpretations of geologic information, unfavorable exploration results, inability to obtain permits required for future exploration, development or production, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices, final investment approval and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended June 30, 2022. The Company assumes no obligation to update any of the information contained or referenced in this press release.

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American Battery Technology Company

Media Contact:

Tiffiany Moehring

tmoehring@batterymetals.com

720-254-1556

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